UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (date of earliest event reported):
April 11, 2011 (April 8, 2011)

NGAS Resources, Inc.
(Exact name of registrant as specified in its charter)

Province of British Columbia (State or other jurisdiction of incorporation)	0-12185 Commission File Number	Not Applicable (I.R.S. Employer Identification No.)

120 Prosperous Place, Suite 201 Lexington, Kentucky (Address of principal executive offices)	40509-1844 (Zip Code)
Registrant’s telephone number, including area code: (859) 263-3948
None
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2[b])
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4[c])

Item 5.07 Submission of Matters to Vote of Security Holders
     As previously announced, NGAS Resources, Inc. (“NGAS”) entered into an Arrangement Agreement dated as of December 23, 2010 (“Arrangement Agreement”) with Magnum Hunter Resources Corporation (“Magnum Hunter”) for the acquisition of the Company by Magnum Hunter in an all-stock transaction structured as a statutory arrangement (the “Arrangement”) under British Columbia law, where NGAS is organized. On April 8, 2011, NGAS held a special meeting of its shareholders to vote on a proposal to approve the Arrangement. Under NGAS’ governing articles, approval of the Arrangement required the affirmative vote of at least two-thirds of the votes cast on the proposal at the special meeting. Final voting results are shown in the following table:

	Votes	Votes	Broker
	For	Against	Non-Votes

Approval of Arrangement	30,509,330	1,886,111	—
     Under the Arrangement Agreement, each common share of NGAS outstanding upon the consummation of the Arrangement will be transferred to Magnum Hunter for the right to receive 0.0846 shares of Magnum Hunter common stock. The exchange ratio for the transaction is not subject to any adjustments and will result in the issuance of approximately 6.6 million shares of Magnum Hunter common stock to NGAS shareholders. The consummation of the Arrangement is subject to additional closing conditions, including the issuance of a final order by the Supreme Court of British Columbia approving the Arrangement.
Item 9.01 Financial Statements and Exhibits
(d) Exhibits
     (d) Exhibits.

Exhibit
Number	Exhibit

99.1	Press release dated April 11, 2011
SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

NGAS RESOURCES, INC.
By:	/s/ William S. Daugherty
William S. Daugherty,
President and Chief Executive Officer

Date: April 11, 2011

Exhibit Index

Exhibit
Number	Description of Exhibit

99.1	Press release dated April 11, 2011